[CONFORMED COPY]

                    AGREEMENT, dated as of January 25, 1995, by and among John Kenlon ("Kenlon") and the other signatories hereto (the "Partners").

                    WHEREAS, the parties hereto own substantially all of the outstanding equity interest in Stern's Miracle-Gro Products, Inc., a New Jersey corporation, Sterns Nurseries Inc., a New York corporation, Miracle-Gro Lawn Products Inc., a Delaware corporation, and Miracle-Gro Products Limited, a New York corporation (collectively, the "Miracle-Gro Companies"); and

                    WHEREAS, the Miracle-Gro Companies and The
          Scotts Company, an Ohio corporation ("Scotts"), have negotiated a business combination transaction (the "Merger") pursuant to an Agreement and Plan of Merger (the "Merger Agreement"); and

                    WHEREAS, the Partners intend to form a
          partnership (the "Partnership") and contribute thereto
          Scotts securities to be received pursuant to the Merger
          Agreement.

                    NOW, THEREFORE, the parties hereto agree as follows:

                    1. Proxy. Kenlon hereby agrees to vote all Scotts securities he receives pursuant to the Merger Agreement, and any other Scotts securities issued in respect thereto, by conversion, exercise, stock distribution or otherwise (collectively, the "Scotts Securities") as directed by the Partnership. In furtherance thereof, he hereby grants the Partnership an irrevocable proxy to vote such securities. Such proxy shall be deemed coupled with an interest and shall cover all matters on which the securities may be voted, at a meeting, pursuant to an action by written consent or otherwise. Kenlon shall take such actions as the Partnership may reasonably request in furtherance of the intent of this paragraph, including executing further documents or placing the shares in a voting trust. The provisions of this paragraph shall terminate as to any securities sold pursuant to paragraph 2(a) hereof.

                    2.   Right of First Refusal.  (a)  Kenlon
          hereby grants the Partnership, a right of first refusal on the Scotts Securities. If Kenlon intends to sell or transfer any Scotts Securities to any third party, he shall first send a notice to the Partnership which includes the terms of the proposed sale, and offer the Scotts Securities to the Partnership on those terms.
          Such notice may specify that Kenlon intends to sell shares on a future date at a specified price. The Partnership shall have a period of 5 days from the receipt of such notice to notify Kenlon if it will purchase such securities on such terms. If it does not so notify Kenlon within such time period, Kenlon shall be free to sell the Scotts Securities on the terms set forth in his notice or at a higher price for a period of 90 days from the termination of such period. In case any consideration to be paid to Kenlon is not cash, the Partnership shall have the right to pay Kenlon cash equal to the fair market value of such consideration. For purposes hereof, transfer shall include transfer of an interest by pledge, hypothecation or otherwise.

               (b) The provisions of paragraph 2(a) hereof shall not apply to any transfers by Kenlon to members of his family, so long as any such transferee agrees to be bound by the terms hereof.

                    3.   Sales of Preferred Stock.  Kenlon shall
          not sell or otherwise transfer more than 15% of the Scotts Preferred Stock he receives pursuant to the Merger Agreement (other than pursuant to paragraph 2(b) hereof), and shall notify the Partnership of any such transfer. This limit shall not apply to common shares.

                    4.   Miscellaneous.  This agreement shall be
          governed by the laws of the State of New York, without regard to its conflicts of laws principles. Monetary damages would not be an adequate remedy for a breach hereof, and the parties hereto shall be entitled to specific performance of the terms hereof. In case any provision hereof is invalid or unenforceable, the other provisions shall nonetheless be valid and binding, and such provision shall be reinterpreted in a way that best reflects the intent of the parties hereto. The provisions hereof are intended to continue without limit as to time. In case the Partnership has not been formed by the time an action is to be taken or may be taken by the Partnership, the Partners shall appoint a representative to act for them, and Kenlon shall deal with such representative on behalf of the Partners and the Partnership. The agreement may be executed in counterparts.


                    IN WITNESS WHEREOF, the parties hereto have executed and delivered this agreement as of the date first above written.

                                         /s/ John Kenlon
                                        John Kenlon

                                         /s/ Horace Hagedorn
                                        Horace Hagedorn

                                         /s/ James Hagedorn
                                        James Hagedorn

                                         /s/ Katherine Hagedorn Littlefield
                                        Katherine Hagedorn Littlefield

                                         /s/ Paul Hagedorn
                                        Paul Hagedorn

                                         /s/ Peter Hagedorn
                                        Peter Hagedorn

                                         /s/ Robert Hagedorn
                                        Robert Hagedorn

                                         /s/ Susan Hagedorn
                                        Susan Hagedorn